UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 4, 2011

TBS INTERNATIONAL PLC
(Exact name of Registrant as Specified in its Charter)

Ireland	001-34599	98-0646151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Arthur Cox Building Earlsfort Terrace Dublin 2, Ireland
(Address of principal executive offices)

+1 353(0) 1 618 0000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 4, 2011, the Nasdaq Stock Market ("Nasdaq") called TBS International plc (the "Company") to notify the Company that its private placement (the "Private Placement") of Series B Preference Shares ("Series B Preference Shares") may have violated Nasdaq's Listing Rules 5635(c) and (d) because Section 6.2(e) of the Company's Certificate of Designation for the Series A and Series B Preference Shares (the "Certificate of Designation") would have allowed the Company to increase voluntarily the conversion rate applicable under the Certificate of Designation, which could have created a situation in which the Series B Preference Shares would convert into 20% or more of the ordinary shares outstanding before the issuance for less than the greater of book or market value of the ordinary shares.  On February 7, 2011, the Company amended the Certificate of Designation to delete the substance of Section 6.2(e), and all holders of outstanding Series B Preference Shares, acting by unanimous written consent without a meeting, consented to the amendment.  On February 9, 2011, Nasdaq further advised the Company that, as a result of its amendment of the Certificate of Designation, the Company regained compliance with the Listing Rules and Nasdaq had closed this matter.

Item 3.03.  Material Modification to Rights of Security Holders.

The information provided in Item 3.01 is incorporated herein by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The information provided in Item 3.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL PLC
Date: February 10, 2011	By:	/s/ Ferdinand V. Lepere
		Name:	Ferdinand V. Lepere
		Title:	Senior Executive Vice President and Chief Financial Officer